Exhibit 5

                           [LETTERHEAD OF]

                       THOMPSON, HINE AND FLORY


                          SEPTEMBER 27, 1995


Omnicare, Inc.
2800 Chemed Center
255 East Fifth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

     Reference is made to the offering for resale by certain stockholders (the "Stockholders") of Omnicare, Inc., a Delaware corporation (the "Company"), of up to an aggregate of 57,244 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), pursuant to a Registration Statement on Form S-3 to be filed under the Securities Act of 1933, as amended (the "Registration Statement"). Of the 57,244 Shares being registered, 47,244 of such Shares (the "Acquisition Shares") have been acquired by a Stockholder pursuant to the Asset Purchase Agreement dated as of August 24, 1995 by and among HS Acquisition Corp., Health Spectrum, Inc. and the Company, and 10,000 of such Shares (the "Warrant Shares") are to be issued to certain Stockholders upon the exercise of warrants dated May 19, 1995 to purchase the Warrant Shares (the "Warrants") which were acquired by such Stockholders pursuant to the Asset Purchase Agreement dated as of May 19, 1995 by and among Enloe Drugs, Inc. (a subsidiary of the Company), Pioneer I.V., Ltd., Theodore R. Goldsberry and Craig E. White.

     As counsel for the Company, we have examined and are familiar with the Company's Restated Certificate of Incorporation and By-Laws, as amended, and various corporate records and proceedings relating to the organization of the Company and the issuance of the Shares. Based upon the foregoing and upon investigation of such other matters as we consider appropriate to permit us to render an informed opinion, it is our opinion that:

          1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

          2. The Acquisition Shares have been duly authorized and are validly issued, fully paid and nonassessable.

          3. The Warrant Shares have been duly authorized and,when issued in accordance with, and upon exercise of, the Warrants, will be validly issued, fully paid and nonassessable.

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     This opinion is solely for your information in connection with the Registration Statement and is not to be quoted or otherwise referred to in any of your financial statements or public releases, filed with any governmental agency, or given to any other person without our prior written consent. This opinion may not be relied upon by any other person, or used by you for any other purpose, without our prior written consent.

     We consent to the use of this opinion as an Exhibit to the Registration Statement, and we consent to the reference to our firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                 Very truly yours,

                                 /s/Thompson, Hine and Flory
                                 ---------------------------
                                 THOMPSON, HINE AND FLORY